EXHIBIT 11.1
ATLANTIS PLASTICS, INC. AND SUBSIDIARIES
CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


PRIMARY                                                    1996            1995         1994
                                                           ----            ----         ----
Shares outstanding:
   Weighted average outstanding                         7,133,067        7,089,467     7,066,511
   Share equivalents                                      391,225          118,706       443,468
                                                        ---------        ---------     ---------
      Adjusted outstanding                              7,524,292        7,208,173     7,509,979
                                                        =========        =========     =========

Net income (loss) available to common shareholders:
   Net income (loss)                                   $8,096,895     $(13,072,150)   $6,366,130
   Less - preferred stock dividend                       (108,748)        (145,000)     (145,000)
                                                       ----------     ------------    ----------
Net income (loss) available to common shareh           $7,988,147     $(13,217,150)   $6,221,130
                                                       ==========     ============    ==========
Income (loss) per common share                              $1.06     $      (1.83)   $     0.83
                                                       ==========     ============    ==========

FULLY DILUTED                                              1996             1995          1994
                                                           ----             ----          ----
Shares outstanding:
   Weighted average outstanding                       7,133,067
   Share equivalents                                  1,068,850
                                                      ---------
      Adjusted outstanding                            8,201,917
                                                      =========

Net income (loss) available to common shareholders:
   Net income (loss)                                 $8,096,895

Income (loss) per common share                            $0.99           (1), (2)     (1), (2)
                                                     ==========

(1) The difference between primary and fully dilutive earnings per share is not material.

(2) The Company's convertible preferred stock was determined not to be a common stock equivalent in computing primary earnings per share.
    In computing fully diluted income per share, the dilutive effect was not material.